Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan, FMSA Holdings Inc. Stock Option Plan, FMSA Holdings Inc. Long Term Incentive Compensation Plan of Covia Holdings Corporation of our report dated March 22, 2019, with respect to the consolidated financial statements of Covia Holdings Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Stamford, Connecticut
March 22, 2019